EXHIBIT 99.1

Monarch Casino & Resort Reports All-Time Record Quarterly Net Revenue of $64.4 Million, Net Income of $10.9 Million and Adjusted EBITDA of $18.4 Million

RENO, Nev., Oct. 24, 2018 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter ended September 30, 2018, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase	2018	2017	Increase
Net revenue(1)	$64,359	$63,027	2.1%	$180,536	$174,670	3.4%

Adjusted EBITDA(2)	18,427	17,541	5.1%	47,151	45,457	3.7%

Net income	$ 10,859	$ 9,030	20.3%	$ 26,839	$ 21,141	27.0%

Basic EPS	$ 0.61	$ 0.51	19.6%	$ 1.51	$ 1.20	25.8%
Diluted EPS	$ 0.58	$ 0.49	18.4%	$ 1.44	$ 1.16	24.1%

(1)	As described in the section below entitled “New Revenue Recognition Standard,” the Company has changed its revenue recognition policy effective January 1, 2018. This change resulted in a $35 thousand and $351 thousand increase in Net revenue for the three and nine months ended September 30, 2018, respectively. Please see the reconciliation provided at the end of this release for more information related to the changes in revenues and expenses.
(2)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch’s long-term growth opportunity is taking shape as our operating results continue to benefit from the initiatives to leverage our market-leading amenities and customer service in two of the country’s most attractive gaming markets. With our significant development of Monarch Casino Black Hawk proceeding, we expect to benefit from the property’s optimal location and position as the market’s newest casino resort when our expanded resort amenities open in the summer of 2019.

“Reflecting solid third quarter performance at both Atlantis Casino Resort and Monarch Casino Black Hawk, we generated record breaking top and bottom line financial results, including 2.1% year over year revenue growth and 5.1% Adjusted EBITDA growth. Both Atlantis and Monarch Casino Black Hawk benefited from good visitation and strong slot play trends while non-gaming revenue performance remained healthy as our guests value the market-leading entertainment and amenities our properties provide. Our performance in Black Hawk, which remains under heavy construction, demonstrates both our ability to drive further growth and the long-term potential of the Black Hawk market.

“Our solid third quarter results were achieved despite the impact of continued wage pressure, ongoing construction disruption in Black Hawk and increased expenses related to some management-level hiring in Black Hawk as we begin to prepare for the expanded operation. Furthermore, our casino results at Atlantis Casino Resort were again impacted by abnormally low table games hold.

“Construction on our master planned expansion at Monarch Casino Black Hawk continues at full speed as the team concludes its work on the structure of the 23-story hotel tower and turns its attention to the exterior of the building and the build-out of interior spaces. Our contractor has informed us that our new expanded casino, restaurants, retail areas and approximately six floors of our new hotel tower will be completed in the second quarter of 2019 and that the remaining hotel tower floors and related amenities will be completed in the third quarter of 2019.

“The continued revitalization of Reno and significant investments being made throughout the Northern Nevada market, along with the health of our Denver feeder market and soon to be completed Monarch Casino Black Hawk expansion, favorably positions Monarch to generate significant free cash flow over time. In addition, we expect to retain our attractive leverage profile through the end of construction at Monarch Casino Black Hawk as we continue to fund a portion of the project with cash from operations. With our strong financial position and attractive growth opportunities, we believe the best days for Monarch are ahead.”

New Revenue Recognition Standard
On January 1, 2018, the Company adopted accounting standard update No. 2014-09 (“ASC 606”) and all the related amendments (“new revenue standard”) to all contracts which provides consistency in the reported financial information within the gaming industry. The Company applied the modified retrospective method and recognized the cumulative effect of the initial application of the new revenue standard as an adjustment to the opening balance of retained earnings. The opening retained earnings adjustment primarily related to the change in the accounting for the slot club liability from the immediate revenue/cost method to the deferred revenue method.

The new revenue standard also resulted in reclassifications to and from revenues, promotional allowances and operating expenses. Pursuant to the new revenue standard, food and beverage, hotel and other complimentaries are now valued at their retail price and included as revenues within their respective categories, with a corresponding decrease in gaming revenues, as the offsetting amount historically included in promotional allowances has been eliminated. In addition, the cost of providing these complimentary goods and services are now included as expenses within their respective categories, resulting in a corresponding decrease in casino expenses. While those changes have resulted in a $35 thousand and $351 thousand increase in net revenue for the three and nine months ending September 30, 2018, respectively, they had no impact on adjusted EBITDA, net income and EPS (basic and diluted).

Financial results for the three months and nine months ending September 30, 2017 have not been restated and are reported under the accounting standards in effect during those periods. The Company has provided a reconciliation between the new revenue standard and the old revenue standard for the three and nine months ending September 30, 2018 at the end of this release.

Summary of 2018 Third Quarter Operating Results
For the 2018 third quarter, consolidated net revenues of $64.4 million increased 2.1% from $63.0 million in the prior year. Primarily due to the previously announced change in revenue recognition accounting, casino revenues declined 31.0% year over year while hotel revenues increased 25.3% and food and beverage revenues increased 13.0%. Please see “Monarch Casino & Resort, Inc. and Subsidiaries Reconciliation of Post to Pre ASC 606 Adoption” below for more information. Casino revenues were also negatively impacted by low table games hold at Atlantis Casino Resort.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2018 were $16.8 million compared to $16.4 million in the prior year period, driven primarily by increased labor and utility expenses. As a percentage of net revenue, SG&A expenses were 26.1% compared to 26.0% a year ago. Casino operating expense as a percentage of casino revenue decreased to 34.2% in the third quarter of 2018 compared to 39.3% in the third quarter of 2017 due to the adoption of the new revenue standard, partially offset by lower table games revenue at Atlantis. Food and beverage operating expense as a percentage of food and beverage revenue increased to 74.2% during the third quarter of 2018 from 41.0% a year ago as a result of the adoption of the new revenue standard, partially offset by improvements in product cost. Hotel operating expense as a percentage of hotel revenue decreased to 36.2% in the third quarter of 2018 compared to 37.4% in the same period in the prior year, primarily as a result of operational cost efficiencies, partially offset by the effect of the adoption of the new revenue standard.

The Company generated consolidated adjusted EBITDA of $18.4 million in the third quarter of 2018, an increase of $0.9 million, or 5.1%, over the same period a year ago. Net income and diluted EPS for the third quarter of 2018 rose 20.3% and 18.4%, respectively, partially benefiting from a lower tax rate as a result of the Tax Cuts and Jobs Act enacted late last year.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the budgeted costs and completion dates for the project as well as the amounts spent through September 30, 2018:

$ in millions	Budget Cost	Total Spent Through September 30, 2018	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$24	$10- $12	Interior completed; Exterior 1Q19
Total Existing Facility	$110 - $112	$100	$10 - $12

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$105	$159 - $164	3Q19
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$166	$159- $164
Total Cost	$430 - $442	$266	$169 - $176

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

As stated above, our contractor has informed us that expanded casino, restaurants, retail areas and approximately six floors of our new hotel tower will be completed in the second quarter of 2019 and that the remaining hotel tower floors and related amenities will be completed in the third quarter of 2019.

Credit Facility and Liquidity
Capital expenditures of $41.2 million in the third quarter of 2018 include construction costs related to the Monarch Casino Black Hawk expansion and ongoing capital maintenance spending. Capital expenditures were funded from the Company’s operating cash flows as well as $32.3 million of borrowings against Monarch’s Amended Credit Facility during the quarter. The amount outstanding on Monarch’s Amended Credit Facility as of September 30, 2018 was approximately $69.3 million.

Interest expense, net of amount capitalized, for the third quarter of 2018 was $55 thousand, compared to $161 thousand in the third quarter of 2017.

Monarch continues to believe that its operating cash flow and the approximately $180.1 million available under its Amended Credit Facility will be sufficient to fund all remaining costs related to the completion of the Monarch Casino Black Hawk expansion.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects and future operations with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor and negotiation of the GMP may involve disagreements between the parties;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
Casino	$33,504	$48,574	$94,591	$135,207
Food and beverage	18,472	16,342	52,951	47,394
Hotel	9,167	7,316	23,627	19,204
Other	3,216	3,191	9,367	9,039
Gross revenues	64,359	75,423	180,536	210,844
Less promotional allowances	-	(12,396)	-	(36,174)
Net revenues	64,359	63,027	180,536	174,670

Operating expenses
Casino	11,455	19,097	33,007	54,837
Food and beverage	13,700	6,699	39,990	19,461
Hotel	3,315	2,735	9,870	7,192
Other	1,571	1,126	4,681	3,133
Selling, general and administrative	16,793	16,398	48,130	46,117
Depreciation and amortization	3,651	3,722	11,081	11,397
Loss on disposition of assets	8	-	12	4
Total operating expenses	50,493	49,777	146,771	142,141
Income from operations	13,866	13,250	33,765	32,529

Other expenses
Interest expense, net of amounts capitalized	(55)	(161)	(177)	(639)
Total other expense	(55)	(161)	(177)	(639)

Income before income taxes	13,811	13,089	33,588	31,890
Provision for income taxes	(2,952)	(4,059)	(6,749)	(10,749)
Net income	$10,859	$9,030	$26,839	$21,141

Earnings per share of common stock
Net income
Basic	$0.61	$0.51	$1.51	$1.20
Diluted	$0.58	$0.49	$1.44	$1.16

Weighted average number of common shares and potential common shares outstanding
Basic	17,886	17,616	17,826	17,541
Diluted	18,631	18,398	18,582	18,212

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	September 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$34,694	$29,151
Receivables, net	6,933	6,925
Income taxes receivable	-	2,008
Inventories	3,324	3,335
Prepaid expenses	4,611	4,612
Total current assets	49,562	46,031
Property and equipment
Land	30,034	30,034
Land improvements	7,281	7,249
Buildings	193,286	193,286
Buildings improvements	25,460	24,745
Furniture and equipment	143,726	140,404
Construction in progress	136,089	48,834
Leasehold improvements	3,782	3,800
	539,658	448,352
Less accumulated depreciation and amortization	(207,692)	(197,638)
Net property and equipment	331,966	250,714
Other assets
Goodwill	25,111	25,111
Intangible assets, net	2,995	3,869
Deferred income taxes	3,543	3,544
Other assets, net	2,415	2,818
Total other assets	34,064	35,342
Total assets	$415,592	$332,087
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,875	$8,184
Construction accounts payable	14,775	5,823
Accrued expenses	29,929	25,406
Income taxes payable	91	-
Total current liabilities	53,670	39,413
Long - term debt	69,270	26,200
Total liabilities	122,940	65,613
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,894,057 outstanding at September 30, 2018;
17,759,446 outstanding at December 31, 2017
Additional paid-in capital	29,188	26,890
Treasury stock, 1,202,243 shares at September 30, 2018; 1,336,854 shares	(16,224)	(18,123)
at December 31, 2017
Retained earnings	279,497	257,516
Total stockholders' equity	292,652	266,474
Total liabilities and stockholders' equity	$415,592	$332,087

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF POST TO PRE ASC 606 ADOPTION
 (In thousands, unaudited)

	Three Months Ended September 30, 2018
	Post ASC 606 Adoption	ASC 606 Changes		Pre ASC 606 Adoption
Revenues
Casino	$33,504	$15,755	(a)(b)(c)(d)	$49,259
Food and beverage	18,472	(1,412)	(a)(d)(e)	17,060
Hotel	9,167	(1,477)	(a)(f)	7,690
Other	3,216	37	(a)(d)	3,253
Gross revenues	64,359	12,903		77,262
Less promotional allowances	-	(12,938)	(a)(d)	(12,938)
Net revenues	64,359	(35)	(b)(c)(e)(f)	64,324

Operating expenses
Casino	11,455	8,521	(b)(c)(g)	19,976
Food and beverage	13,700	(7,271)	(e)(g)	6,429
Hotel	3,315	(748)	(f)(g)	2,567
Other	1,571	(537)	(g)	1,034
Selling, general and administrative	16,793	-		16,793
Depreciation and amortization	3,651	-		3,651
Loss on disposal of assets	8	-		8
Total operating expenses	50,493	(35)		50,458
Income from operations	13,866	-		13,866
Adjusted EBITDA (1)	$18,427	-		$18,427

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

(a)	Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(b)	Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(c)	Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(d)	Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(e)	Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(f)	Change as a result of reclassification of the group rebates and commissions from hotel expense to hotel revenue.
(g)	Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF POST TO PRE ASC 606 ADOPTION
 (In thousands, unaudited)

	Nine Months Ended September 30, 2018
	Post ASC 606 Adoption	ASC 606 Changes		Pre ASC 606 Adoption
Revenues
Casino	$94,591	$44,341	(a)(b)(c)(d)	$138,932
Food and beverage	52,951	(4,228)	(a)(d)(e)	48,723
Hotel	23,627	(3,414)	(a)(f)	20,213
Other	9,367	81	(a)(d)	9,448
Gross revenues	180,536	36,780		217,316
Less promotional allowances	-	(37,131)	(a)(d)	(37,131)
Net revenues	180,536	(351)	(b)(c)(e)(f)	180,185

Operating expenses
Casino	33,007	24,852	(b)(c)(g)	57,859
Food and beverage	39,990	(21,138)	(e)(g)	18,852
Hotel	9,870	(2,481)	(f)(g)	7,389
Other	4,681	(1,584)	(g)	3,097
Selling, general and administrative	48,130	-		48,130
Depreciation and amortization	11,081	-		11,081
Loss on disposal of assets	12	-		12
Total operating expenses	146,771	(351)		146,420
Income from operations	33,765	-		33,765
Adjusted EBITDA (1)	$47,151	-		$47,151

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

(a)	Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(b)	Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(c)	Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(d)	Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(e)	Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(f)	Change as a result of reclassification of the groups rebate and commissions from hotel expense to hotel revenue.
(g)	Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA (1)	$18,427	$17,541	$47,151	$45,457
Expenses:
Stock based compensation	(902)	(569)	(2,293)	(1,527)
Depreciation and amortization	(3,651)	(3,722)	(11,081)	(11,397)
Interest expense, net of amount capitalized	(55)	(161)	(177)	(639)
Loss on disposition of assets	(8)	-	(12)	(4)
Provision for income taxes	(2,952)	(4,059)	(6,749)	(10,749)
Net income	$10,859	$9,030	$26,839	$21,141

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.